UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

BLACK KNIGHT, INC.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

09215C105
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
28,074,582

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
28,074,582

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,074,582

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.54% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
7,524,812

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
7,524,812

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,524,812

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.97% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
5,095,404

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
5,095,404

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,095,404

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.36% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
890,064

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
890,064

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
890,064

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.59% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (BKFS), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
7,620,244

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
7,620,244

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,620,244

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.03% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (BKFS) II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,772,679

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,772,679

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,772,679

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.15% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (BKFS) III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
802,131

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
802,131

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
802,131

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.53% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
246,854

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
246,854

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
246,854

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.16% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,452

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,452

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.01% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Great-West Investors L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
39,154

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
39,154

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON
PN

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
Putnam Investments Employees’ Securities Company III, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
39,016

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
39,016

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,016

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (BKFS-LM), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,002,665

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,002,665

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,002,665

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.66% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

CUSIP No. 09215C105	13G

1	NAMES OF REPORTING PERSONS
THL Equity Fund VI Investors (BKFS-NB), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
40,107

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
40,107

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
40,107

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON
OO

(1)  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

Item 1 (a).	Name of Issuer:

Black Knight, Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

601 Riverside Avenue
Jacksonville, Florida 32204

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“THL Advisors”); (2) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (3) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (4) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (5) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (6) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (7) THL Equity Fund VI Investors (BKFS), L.P., a Delaware limited partnership (“THL BKFS”); (8) THL Equity Fund VI Investors (BKFS) II, L.P., a Delaware limited partnership (“THL BKFS II”); (9) THL Equity Fund VI Investors (BKFS) III, L.P., a Delaware limited partnership (“THL BKFS III”); (10) THL Equity Fund VI Investors (BKFS-LM), LLC, a Delaware limited liability company (“THL BKFS-LM”); (11) THL Equity Fund VI Investors (BKFS-NB), LLC, a Delaware limited liability company (“THL BKFS-NB” together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL BKFS, THL BKFS II, THL BKFS III, THL BKFS-LM and THL BKFS-NB the “THL Funds”); (12) Great-West Investors, L.P., a Delaware limited partnership (“Great West”); (13) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”).  Entities (1) through (11) are referred to as the “THL Entities.”

THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL BKFS, THL BKFS II, THL BKFS III and the sole manager of THL BKFS-LM and THL BKFS-NB.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For each of the Reporting Persons:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Item 2 (c).	Citizenship:

Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
THL Equity Fund VI Investors (BKFS), L.P. – Delaware
THL Equity Fund VI Investors (BKFS) II, L.P. – Delaware
THL Equity Fund VI Investors (BKFS) III, L.P. – Delaware
THL Equity Fund VI Investors (BKFS-LM), L.P. – Delaware
THL Equity Fund VI Investors (BKFS-NB), L.P. – Delaware
Great-West Investors, L.P. – Delaware
Putnam Investments Employees’ Securities Company III, LLC - Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock

Item 2 (e).	CUSIP Number:

09215C105

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  The Reporting Persons may be deemed to beneficially own in the aggregate 28,074,582 shares of the Issuer’s Common Stock, representing, in the aggregate, 17.88% of the Issuer’s Common Stock.  The calculation of the foregoing percentage is based on 151,430,030 shares of Common Stock outstanding as of December 31, 2017, as provided by the Issuer.

The following shares were owned by the Reporting Persons on December 31, 2017:

THL Advisors owned 28,074,582 shares of Common Stock of the Issuer representing approximately 18.54% of the Outstanding Shares.

THL Equity VI owned 7,524,812 shares of Common Stock of the Issuer representing approximately 4.97% of the Outstanding Shares.

Parallel Fund VI owned 5,095,404 shares of Common Stock of the Issuer representing approximately 3.36% of the Outstanding Shares.

DT Fund VI owned 890,064 shares of Common Stock of the Issuer representing approximately 0.59% of the Outstanding Shares.

THL Coinvestment owned 246,854 shares of Common Stock of the Issuer representing approximately 0.16% of the Outstanding Shares.

THL Operating owned 1,452 shares of Common Stock of the Issuer representing less than 0.01% of the Outstanding Shares.

THL BKFS owned 7,620,244 shares of Common Stock of the Issuer representing approximately 5.03% of the Outstanding Shares.

THL BKFS II owned 4,772,679 shares of Common Stock of the Issuer representing approximately 3.15% of the Outstanding Shares.

THL BKFS III owned 802,131 shares of Common Stock of the Issuer representing approximately 0.53% of the Outstanding Shares.

Great West owned 39,154 shares of Common Stock of the Issuer representing approximately 0.03% of the Outstanding Shares.

Putnam III owned 39,016 shares of Common Stock of the Issuer representing approximately 0.03% of the Outstanding Shares.

THL BKFS-LM owned 1,002,665 shares of Common Stock of the Issuer representing approximately 0.66% of the Outstanding Shares.

THL BKFS-NB owned 40,107 shares of Common Stock of the Issuer representing approximately 0.03% of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

By virtue of the relationship among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the shares reported herein.  Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or any other purposes, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof.

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of each cover page.

(ii)	Shared power to vote or to direct the vote: See Row 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of each cover page.

Item5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

The responses of the Reporting Persons to Items 2(a) and 4(a) are incorporated herein by reference.  Other than as set forth herein, no knowledge of anyone owning 5% or more.

Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2018	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THOMAS H. LEE EQUITY FUND VI, L.P. THOMAS H. LEE PARALLEL FUND VI, L.P. THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL EQUITY FUND VI INVESTORS (BKFS), L.P. THL EQUITY FUND VI INVESTORS (BKFS) II, L.P. THL EQUITY FUND VI INVESTORS (BKFS) III, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL OPERATING PARTNERS, L.P. THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL EQUITY FUND VI INVESTORS (BKFS-LM), LLC THL EQUITY FUND VI INVESTORS (BKFS-NB), LLC
By: THL Equity Advisors VI, LLC,
its Sole Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to common stock, par value $0.0001 per share, of Black Knight, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February 2018.

Date: February 14, 2018	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THOMAS H. LEE EQUITY FUND VI, L.P. THOMAS H. LEE PARALLEL FUND VI, L.P. THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL EQUITY FUND VI INVESTORS (BKFS), L.P. THL EQUITY FUND VI INVESTORS (BKFS) II, L.P. THL EQUITY FUND VI INVESTORS (BKFS) III, L.P.
By: THL Equity Advisors VI, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL OPERATING PARTNERS, L.P. THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC,
Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC
By: Putnam Investments Holdings, LLC,
its Managing Member
By: Putnam Investments, LLC,
its Managing Member
By: Thomas H. Lee Advisors, LLC,
Attorney-in-Fact
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Date: February 14, 2018	THL EQUITY FUND VI INVESTORS (BKFS-LM), LLC THL EQUITY FUND VI INVESTORS (BKFS-NB), LLC
By: THL Equity Advisors VI, LLC,
its Sole Manager
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

	By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director